Exhibit 99

For Immediate Release                   Contact: Rick DeLisi
June 24, 2003             Director, Corporate Communications
Page 1 of 2                                   (703) 650-6550

           Atlantic Coast Airlines Pilots Approve
                Revised Conditional Contract

Dulles, VA, (June 24, 2003) - Atlantic Coast Airlines, the Dulles, VA-based United Express and Delta Connection regional carrier (ACA) (NASDAQ/NM: ACAI) announced it has been informed by the Air Line Pilots Association (ALPA) that ACA's pilots have ratified a revised conditional contract that includes reductions in pay rates and work rule improvements-designed to allow ACA to present an even more competitive cost structure to its partners. This new agreement is conditional in that it would go into effect only if and when ACA and United Airlines enter into a revised United Express agreement and that agreement receives required bankruptcy court approval.

Atlantic Coast Airlines President Tom Moore said, "The results of this vote are a clear representation of the spirit of teamwork between ACA and our pilots. We all know that these have been extraordinarily challenging times for our entire industry, and once again our pilot group has demonstrated that they are willing to take the lead in creating solutions that meet these challenges head on."

Chris Thomas, Chairman of ACA's Master Executive Council which represents the company's 1,700 pilots said, "We look forward to working cooperatively to achieve greater job security and opportunities for future growth."

ACA operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. The company also operates charter flights as ACA Private Shuttle. ACA has a fleet of 148 aircraft-including 118 regional jets-and offers over 830 daily departures, serving 84 destinations.

Atlantic Coast Airlines employs over 4,800 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.


Statements in this press release and by company executives regarding its relationship with United Airlines, Inc. and regarding projections and expectations of future aircraft deliveries, availability of financing, future payments by United, operations, earnings, revenues and costs represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors include, among others: United's decision to elect either to affirm all of the terms of the company's United Express Agreement, or to reject the agreement in its entirety, the timing of such decision, any efforts by United to negotiate changes prior to making a decision on whether to affirm or reject the contract, the ability and timing of agreeing upon rates with United, the company's ability to collect pre-petition obligations from United or to offset pre-petition obligations due to United, the company's ability to collect post-petition amounts it believes are due from United for rate adjustments and United's ability to successfully reorganize and emerge from bankruptcy; the continued financial health of Delta Air Lines, Inc.; changes in levels of service agreed to by the company with its code-share partners due to market conditions, and willingness of finance parties to continue to finance aircraft in light of the United situation and of market conditions generally, the ability of these partners to manage their operations and cash flow, and ability and willingness of these partners to continue to deploy the company's aircraft and to utilize and pay for scheduled service at agreed upon rates; general economic and industry conditions; additional acts of war; and risks and uncertainties arising from the events of September 11, the impact of the outbreak of Severe Acute Respiratory Syndrome on travel and from the slow economy which may impact the company, its code-share partners, and aircraft manufacturers in ways that the company is not currently able to predict. These and other factors are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2003. These statements are made as of June 24, 2003 and ACA undertakes no obligation to update any such forward-looking information, whether as a result of new information, future events, changed expectations or otherwise.

ACA operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. The company has a fleet of 148 aircraft-including a total of 118 regional jets-and offers over 840 daily departures, serving 84 destinations.

Atlantic Coast Airlines employs over 4,800 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.